Exhibit 99.1

Summary of Options Subject to Acceleration

	Aggregate number of shares issuable upon accelerated stock options	Weighted average exercise price per share
Executive officers	114,000	$34.28
All other employees	124,250	$35.31
Total	238,250	$34.82